Exhibit 107

Calculation of Filing Fee Tables

FORM F-1
(Form Type)

Iris Energy Limited
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Ordinary shares, no par value	457(c)	25,000,000	$3.991	$99,775,000	0.0000927	$9,250
Fees Previously Paid	⸺	⸺	⸺	⸺	⸺	⸺		⸺
	Total Offering Amounts					$99,775,000		$9,250
	Total Fees Previously Paid							⸺
	Net Fee Due							$9,250

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is also registering an indeterminate number of additional Ordinary shares that may become issuable as a result of any share dividend, share split, recapitalization or other similar transaction.

(2)
Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the Ordinary shares on September 22, 2022 as reported on The Nasdaq Global Select Market, which was $3.991 per share.